Exhibit 99

Dillard’s, Inc. Reports Second Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended August 2, 2008. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statement regarding forward-looking information included below under “Forward-Looking Information.”

Net loss for the 13 weeks ended August 2, 2008 was $38.3 million ($0.51 per share) compared to net loss of $25.2 million ($0.31 per share) for the 13 weeks ended August 4, 2007. Included in net loss for the 13 weeks ended August 2, 2008 is a pretax gain of $17.9 million ($11.2 million after tax or $0.15 per share) primarily related to the sale of an airplane and asset impairment and store closing charges of $9.8 million ($6.1 million after tax or $0.08 per share).

Dillard’s Chief Executive Officer, William Dillard, II, stated, “We continued to manage our business conservatively during the second quarter in the prevailing economic uncertainty. However, our accomplishments with expense reduction were not sufficient to offset large disappointments in sales and gross margin. Clearly, we believe our continued efforts to reduce both capital and operating expenditures and to close under-performing stores are appropriate as we weather challenging economic times. At the same time, we remain focused on fashion and on presenting our customers with an exciting and differentiated assortment storewide.” Dillard’s will drive awareness of its new fall looks with the “Dillard’s – The Style of Your Life.” campaign which will be featured in top fashion publications and online and supported by in-store events.

Highlights of Dillard’s second quarter include:

  Control of inventory in a difficult retail environment with comparable inventory declining 5%.
  Reduction of advertising, selling, administrative and general expenses (“S G & A”) with a decline of $17.2 million during the second quarter.

  Continuing review of store base for closures with seven more announced since the first quarter press release for a total of 14 store closures announced to date for fiscal year 2008.
  Repurchase of $17.4 million (1.8 million shares) of Class A Common Stock under the Company’s $200 million share repurchase plan.

Revenues

Sales for the 13 weeks ended August 2, 2008 were $1.608 billion compared to sales for the 13 weeks ended August 4, 2007 of $1.649 billion. Total sales declined 3% during the 13-week period. Sales in comparable stores declined 4%.

During the 13 weeks ended August 2, 2008, net sales were above the Company’s average performance trend in the Central region and below trend in the Eastern and Western regions. Sales in the juniors’ and children’s apparel category and in the home and furniture category were significantly below trend during the period.

Gross Margin/Cost of Sales

Gross margin declined 170 basis points of sales during the 13 weeks ended August 2, 2008 primarily as a result of increased markdowns in a notably difficult sales environment. Inventory in comparable stores declined 5% as of August 2, 2008 compared to August 4, 2007. Cost of sales as a percentage of sales for the period was 70.2% compared to 68.5% for the prior year second quarter.

Advertising, Selling, Administrative and General Expenses

S G & A expenses declined $17.2 million during the second quarter resulting from expense saving measures implemented earlier in the fiscal year. S G & A expenses were $479.3 million and $496.5 million during the 13 weeks ended August 2, 2008 and August 4, 2007, respectively. Notable savings in payroll and related payroll taxes, advertising, and supplies were partially offset by increases in utilities. Management believes expense saving measures could result in annualized savings of $50 million for fiscal 2008.

Interest and Debt Expense

Net interest and debt expense increased $0.3 million for the 13 weeks ended August 2, 2008 compared to the 13 weeks ended August 4, 2007. Interest and debt expense was $23.0 million and $22.7 million during the 13 weeks ended August 2, 2008 and August 4, 2007, respectively. As of August 2, 2008, short-term borrowings of $285 million and letters of credit totaling $95.5 million were outstanding under the Company’s $1.2 billion revolving credit facility.

Share Repurchase

During the 13 weeks ended August 2, 2008, Dillard’s repurchased $17.4 million of Class A Common stock (1.8 million shares) under its $200 million share repurchase program. The program was authorized by the board of directors in November of 2007. Remaining authorization under the open-ended program at August 2, 2008 was $182.6 million.

Store Information

During the second quarter, Dillard’s closed the following store locations:

Center	City	Square Feet
Turfland Mall	Lexington, KY	214,000
Greeley Mall	Greeley, CO	124,000
McFarland Mall	Tuscaloosa, AL	180,000
Pine Ridge Mall	Pocatello, ID	120,000

Dillard’s closed its Rivercenter location in San Antonio, Texas during the month of August (120,000 square feet).

Dillard’s has announced the following near-term 2008 store closures:

Center	City	Square Feet
Chesterfield Town Center	Richmond, VA	110,000
Towne Mall	Franklin, OH	113,000
Knoxville Center	Knoxville, TN	115,000
Hickory Hollow	Nashville, TN	200,000
Eastland Clearance Center	Charlotte, NC	162,000
Valley View Mall	Dallas, TX	300,000
Crossroads Mall	Omaha, NE	200,000
Boulevard Mall	Las Vegas, NV	200,000

Dillard’s remains committed to aggressively closing under-performing stores under the right terms. Management continues to review the store base for such closures and expects to announce additional closures during fiscal year 2008.

At August 2, 2008, the Company operated 318 Dillard’s locations and 9 clearance centers spanning 29 states and an Internet store at www.dillards.com.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (In Millions, Except Per Share Data)

	13-Week Period Ended

	August 2, 2008		August 4, 2007

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$1,607.8	-	$1,648.5	-
Total revenues	1,646.5	102.4%	1,689.1	102.5%
Cost of sales	1,129.4	70.2	1,128.7	68.5
Advertising, selling, administrative and general expenses	479.3	29.8	496.5	30.1
Depreciation and amortization	73.0	4.6	74.9	4.5
Rentals	14.5	0.9	13.5	0.8
Interest and debt expense, net	23.0	1.4	22.7	1.4
Gain on disposal of assets	(17.9)	(1.1)	(0.6)	0.0
Asset impairment and store closing charges	9.8	0.6	-	-
Loss before income taxes and equity in earnings of joint ventures
	(64.6)	(4.0)	(46.6)	(2.8)
Income tax benefit	(27.3)		(17.3)
Equity in earnings of joint ventures	(1.0)	0.0	4.1	0.3
Net loss	$(38.3)	(2.4)%	$(25.2)	(1.5)%

Basic loss per share	$(0.51)		$(0.31)
Diluted loss per share	$(0.51)		$(0.31)
Basic weighted average shares	75.0		80.3
Diluted weighted average shares	75.0		80.3

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (In Millions, Except Per Share Data)

	26-Week Period Ended

	August 2, 2008		August 4, 2007

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$3,283.4	-	$3,411.5	-
Total revenues	3,360.1	102.3%	3,488.5	102.2%
Cost of sales	2,247.7	68.5	2,254.8	66.1
Advertising, selling, administrative and general expenses	960.3	29.2	995.1	29.2
Depreciation and amortization	145.1	4.4	149.8	4.4
Rentals	30.1	0.9	26.7	0.8
Interest and debt expense, net	45.1	1.4	43.5	1.2
Gain on disposal of assets	(18.0)	(0.5)	(0.6)	0.0
Asset impairment and store closing charges	10.7	0.3	0.7	0.0
(Loss) income before income taxes and equity in earnings of
joint ventures	(60.9)	(1.9)	18.5	0.5
Income taxes (benefit)	(25.7)		8.0
Equity in earnings of joint ventures	(0.4)	0.0	7.3	0.2
Net (loss) income	$(35.6)	(1.1)%	$17.8	0.5%

Basic (loss) earnings per share	$(0.47)		$0.22
Diluted (loss) earnings per share	$(0.47)		$0.22
Basic weighted average shares	75.1		80.3
Diluted weighted average shares	75.1		81.7

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Millions)

	August 2,	August 4,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$108.4	$91.9
Accounts receivable	9.3	10.2
Merchandise inventories	1,750.5	1,804.0
Other current assets	51.2	41.9
Total current assets	1,919.4	1,948.0

Property and equipment, net	3,154.6	3,243.7
Goodwill	31.9	34.5
Other assets	159.8	175.9

Total Assets	$5,265.7	$5,402.1

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$744.2	$774.2
Current portion of long-term debt and capital leases	103.5	99.3
Other short-term borrowings	285.0	171.2
Federal and state income taxes including current
deferred taxes	27.3	23.5
Total current liabilities	1,160.0	1,068.2

Long-term debt and capital leases	807.4	887.4
Other liabilities	218.6	221.9
Deferred income taxes	421.8	426.8
Guaranteed preferred beneficial interests in the
Company's subordinated debentures	200.0	200.0
Stockholders' equity	2,457.9	2,597.8

Total Liabilities and Stockholders' Equity	$5,265.7	$5,402.1

Other Information
(In Millions)

	August 2,	August 4,
	2008	2007

Square footage	56.6	56.8
Capital expenditures
13 weeks ended	$55.4	$129.4
26 weeks ended	$119.7	$236.6

Estimates for 2008

The Company is updating the following estimates for certain income statement items for the fiscal year ending January 31, 2009 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information”.

	In Millions
	2008	2007
	Estimated	Actual

Depreciation and amortization	$290	$299
Rental expense	62	60
Interest and debt expense, net	92	92
Capital expenditures	204	396

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. Statements made in this release regarding the Company’s plans to close under-performing stores, reduce capital expenditures, reduce expenses, make changes to its merchandise mix, and the Company’s estimates of depreciation and amortization, rental expense, interest and debt expense, capital expenditures and expense savings for fiscal 2008 are forward looking statements. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in changes in prices and availability of oil and natural gas; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; adequate and stable availability of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its report on From 10-K for the fiscal year ended February 2, 2008, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965